Independent Auditors' Consent

The Board of Directors and Stockholders

UQM Technologies, Inc.

We consent to the use of our report incorporated by reference in the registration statements on Form S-8 (Nos. 33-23113, 33-24071, 33-34612, 33-35055, 33-34613, 33-41325, 33-64852, 34-47454, 33-81430 and 33-92288) and in the registration statements on Form S-3 (Nos. 33-6116, 33-63399, 333-01919, 333-13883, 333-44597, 333-23843, 33-50393, 333-52861, 333-67313, 333-78525, and 333-75520) of UQM Technologies, Inc. of our report dated January 19, 1999, relating to the balance sheets of Taiwan UQM Electric Co., Ltd. as of December 31, 1998 and 1997, and the related statements of income, shareholders' equity , and cash flows for each of the years in the two-year period ended December 31, 1998, which report appears in the March 31, 2001 Annual Repoert on Form 10-K/A of UQM Technologies, Inc.

Horwath & Company

Taipei, Republic of China

January 23, 2002